As filed with the Securities and Exchange Commission on July 29, 2008

                                                                                                                                   Registration No. 333-  ________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

WaferGen Bio-systems, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	20-3699764
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

Bayside Technology Center
46531 Fremont Blvd.
Fremont, CA 94538
 (Address of principal executive offices)

WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan
(Full title of the Plan)

Amjad Huda
Chief Financial Officer
WaferGen Bio-systems, Inc.
Bayside Technology Center
46531 Fremont Blvd.
Fremont, CA 94538
 (Name and address of agent for service)

(510) 651-4450
(Telephone number, including area code, of agent for service)

Copies to:

John W. Campbell
John M. Rafferty
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105-2482
Tel: (415) 268-6897
Facsimile: (415) 276-7305

A.J. Hicks
Mark Dunagan
MCDONALD CARANO WILSON LLP
100 West Liberty Street, 10th Floor | Reno, NV 89501
Tel: (775) 788-2000
Facsimile: (775) 788-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☒

_______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	2,000,000 (2)	$2.15 (3)	$4,300,000 (3)	$169.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	This total represents the amount of shares authorized to be issued under the Registrant’s 2008 Stock Incentive Plan.

(3)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the OTC Bulletin Board on July 22, 2008.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 1. Plan Information.

                 The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission  and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registration Information and Employee Plan Annual Information.

                 The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.               Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a.            The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, which includes audited financial statements for the Registrant’s latest fiscal year.

b.            All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

c.            The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed under the Exchange Act on May 21, 2008, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.               Description of Securities.

Not applicable.

Item 5.               Interests of Named Experts and Counsel.

Not applicable.

Item 6.               Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Nevada, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.  The Registrant’s Bylaws also provide for mandatory indemnification of its directors and executive officers.  In particular, the Registrant’s Bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal  representative is or was a director or officer of the corporation or is or was serving at the request of the corporation for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection  herewith.  The Registrant will pay all expenses of officers and directors incurred defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.               Exemption From Registration Claimed.

Not applicable.

Item 8.               Exhibits.

5.1            Opinion of Morrison & Foerster LLP

23.1            Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2            Consent of Rowbotham & Company LLP

24.1            Power of Attorney (see Signature Page)

Item 9.               Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on July 24, 2008.

                                                     WAFERGEN BIO-SYSTEMS, INC.

                                             By:    /s/ Amjad Huda
                                              Amjad Huda
Chief Financial Officer (Principal Financial Officer) and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alnoor Shivji and Amjad Huda, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Alnoor Shivji Alnoor Shivji	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 28, 2008
/s/ Amjad Huda Amjad Huda	Chief Financial Officer (Principal Financial Officer) and Director	July 28, 2008
/s/ Victor Joseph Victor Joseph	Chief Technology Officer and Director	July 28, 2008
/s/ Dr. R. Dean Hautamaki Dr. R. Dean Hautamaki	Director	July 28, 2008
/s/ Joel Kanter Joel Kanter	Director	July 28, 2008
/s/ Makoto Kaneshiro Makoto Kaneshiro	Director	July 28, 2008

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion of McDonald Carano Wilson LLP
23.1	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1)
23.2	Consent of Rowbotham & Company LLP
24.1	Power of Attorney (see Signature Page)